Exhibit 99.1

Contacts:  David Holmes – Investors
KCI
(210) 255-6892

Elliot Sloane – Media
Sloane & Company
(212) 446-1860

KINETIC CONCEPTS REPORTS
THIRD QUARTER AND NINE MONTH
FINANCIAL RESULTS FOR 2006

Third Quarter Highlights

      -  V.A.C.® revenue increased 15% to $276.8 million from $240.5 million in the prior year
      -  Total revenue increased 12% to $350.9 million from $312.3 million in the prior-year period
      -  Share-based compensation expense under FAS 123R reduced net earnings by $2.8 million, or
         $0.04 per diluted share
      -  Net earnings were $49.0 million, an increase of 6% from non-GAAP net earnings of $46.3 million in the prior year
      -  Net earnings per diluted share were $0.67, an increase of 6% from non-GAAP net earnings per diluted share of $0.63 in the prior-year period

Nine Month Highlights

      -  V.A.C. revenue increased 18% to $775.9 million from $658.9 million in the prior year
      -  Total revenue increased 13% to $1.0 billion from $886.5 million in the prior-year period
      -  Share-based compensation expense under FAS 123R reduced net earnings by $8.1 million, or
         $0.11 per diluted share
      -  Net earnings were $144.1 million, an increase of 17% from non-GAAP net earnings of
         $123.2 million in the prior year
      -  Net earnings per diluted share were $1.97, an increase of 17% from non-GAAP net earnings per diluted share of $1.69 in the prior-year period

San Antonio, Texas, October 27, 2006 – Kinetic Concepts, Inc. (NYSE: KCI) today reported third quarter 2006 total revenue of $350.9 million, an increase of 12% from the third quarter of 2005.  Total revenue for the first nine months of 2006 was $1.0 billion, a 13% increase from the prior-year period.  Foreign currency exchange movements favorably impacted total revenue for the third quarter of 2006 by 2% compared to the corresponding period of the prior year, but did not significantly impact comparative revenue results for the nine months.

On a GAAP basis, net earnings for the third quarter of 2006 were $49.0 million compared to a net loss of $1.2 million for the same period one year ago.  Net earnings per diluted share for the third quarter of 2006 were $0.67 compared to a net loss per diluted share of $0.02 for the same period in the prior year.  For the first nine months of 2006, net earnings were $144.1 million, up 90% from $75.8 million for the prior-year period.  Net earnings per diluted share for the first nine months of 2006 were $1.97, an increase of 89% from the same period one year ago.

During the third quarter of the prior year, the Company reached an agreement to settle a 13-year old litigation case.  The settlement payment resulted in a charge of $72.0 million, or $47.4 million and $0.65 per diluted share, net of taxes.  The non-GAAP information provided within this press release excludes this litigation expense.

Net earnings for the third quarter of 2006 were $49.0 million compared to non-GAAP net earnings of $46.3 million for the same period one year ago.  Net earnings per diluted share for the third quarter of 2006 were $0.67 compared to non-GAAP net earnings per diluted share of $0.63 for the same period in the prior year.

For the first nine months of 2006, net earnings were $144.1 million, up 17% from the non-GAAP prior-year net earnings.  Net earnings per diluted share for the first nine months of 2006 were $1.97, an increase of 17%, on a non-GAAP basis, from the same period one year ago.

“The fundamentals of our business are strong,” said Dennert O. Ware, President and Chief Executive Officer of KCI. “We continued to penetrate the advanced wound healing market as physicians and caregivers recognized improved patient outcomes with the use of V.A.C. Therapy.  Supported by our clinically-focused sales and service team, V.A.C. remains the only clinically proven system that delivers effective negative pressure wound therapy to help promote the healing of serious, complex wounds, therefore greatly benefiting patients while reducing the overall cost of care.”

Revenue Recap – Third Quarter and Nine Months of 2006

Domestic revenue was $254.2 million for the third quarter and $725.5 million for the first nine months of 2006, representing increases of 9% and 12%, respectively, from the prior year due primarily to increased rental and sales volumes for V.A.C. wound healing devices and related disposables.  Domestic V.A.C. revenue of $209.3 million for the 2006 third quarter increased 11% from the prior-year period, due to higher V.A.C. rental units in use, partly offset by lower realized pricing and lower usage of dressings and canisters per rental unit in use.  The year-to-year rental unit growth was broad-based, with increased unit volume across all care settings.  Lower realized V.A.C. pricing resulted primarily from lower canister reimbursement rates under Medicare Part B and payer mix changes while dressing and canister shipments per unit slowed.  Domestic surfaces revenue for both the third quarter and first nine months of 2006 increased 1% from the same periods one year ago.

International revenue of $96.6 million for the third quarter and $274.6 million for the first nine months of 2006 increased 21% and 14%, respectively, compared to the prior year due to increased V.A.C. revenue.  International V.A.C. revenue of $67.5 million for the third quarter and $187.1 million for the first nine months of 2006 increased 29% and 27%, respectively, compared to the same periods of the prior year due primarily to higher unit volume.  International surfaces revenue for the third quarter of 2006 increased $1.6 million, or 6%, compared to the prior year, while surfaces revenue for the first nine months of 2006 declined $5.3 million, or 6%.  The year-to-date decline in international surfaces revenue was due substantially to a one-time sale of $5.1 million in the first quarter of 2005.  Foreign currency exchange movements favorably impacted total international revenue by 6% in the third quarter and 2% for the first nine months of 2006.

Worldwide V.A.C. revenue was $276.8 million for the third quarter of 2006 and $775.9 million for the first nine months of 2006, representing increases of 15% and 18%, respectively, due to increased rental and sales volumes for V.A.C. partly offset by lower price realization on unit placements.  Foreign currency exchange movements favorably impacted worldwide V.A.C. revenue by 1% compared to both the third quarter and first nine months of the prior year.  The growth in V.A.C. revenue stemmed from volume increases driven by our continued focus on selling and marketing efforts, partly offset by lower U.S. homecare reimbursement for V.A.C. canisters and lower sales volumes as a percent of rental units in use.

Worldwide surfaces revenue was $74.0 million for the third quarter of 2006, up 3% from the prior-year period.  Worldwide surfaces revenue for the first nine months of 2006 was $224.2 million, a $3.3 million, or 1%, decline from the first nine months of 2005, of which $5.1 million was attributable to the prior-year sale previously noted.  Foreign currency exchange movements favorably impacted worldwide surfaces revenue by 2% for the third quarter but did not have a significant impact on overall surfaces revenue for the first nine months.

Gross Profit Margin

Gross profit for the third quarter and first nine months of 2006 was $164.1 million and $466.9 million, respectively, representing increases of 12% and 14% from the same periods of the prior year.  Gross profit margin for the third quarter of 2006 was 46.8% compared to 46.9% for the same period one year ago.  For the first nine months of 2006, gross profit margin was 46.7%, up from 46.1% for the same period of the prior year.  Third quarter 2006 gross profit margin was negatively impacted by lower homecare reimbursement for V.A.C. canisters and higher selling costs as the Company continued its sales force expansion.

Share-Based Compensation

During the third quarter and first nine months of 2006, the Company recorded share-based compensation expense totaling approximately $4.0 million and $11.4 million, respectively, before income taxes, or $0.04 and $0.11, respectively, per diluted share, under the provisions of Statement of Financial Accounting Standards No. 123R.  Prior to 2006, the Company accounted for share-based compensation under Accounting Principles Board Opinion No. 25.

Income Tax Rate

The effective income tax rate for the third quarter of 2006 was 35.0%.  The effective income tax rate for the first nine months of 2006 was 32.5% compared to 34.0% for the same period in 2005.  The effective income tax rate for the first nine months of 2006 reflects the favorable resolution of certain tax contingencies during the first half of 2006.  For the year, we expect an overall effective tax rate of 33% to 34%.

Share Repurchase

During the third quarter of 2006, the Company repurchased approximately 2.7 million shares of its common stock through open market purchases under its previously-announced share repurchase program.  The average price of the purchased shares was $30.53 per share.  The purchases were funded with cash on hand.  The repurchases did not significantly impact reported earnings per share for the quarter.

Other Matters

During the third quarter of 2006, we purchased $16.3 million of our senior subordinated notes at an open market price of $16.8 million.  In connection with the purchase, we wrote-off approximately $530,000 of capitalized debt issuance costs.

In response to the Deficit Reduction Act of 2006, a brief hold was placed on all Medicare cash payments on claims submitted between September 22, 2006 and September 30, 2006.  The estimated direct impact of this temporary hold on our September 30, 2006 cash and accounts receivable balances was approximately $4.0 million, increasing our total net receivable days outstanding by approximately one day.

Outlook

The following guidance is based on current information and expectations as of October 27, 2006:

KCI is reaffirming its projections for full-year 2006 total revenue of $1.34 – $1.39 billion based on continued demand for its V.A.C. negative pressure wound therapy devices and related supplies.  The Company is increasing its projections for net earnings per diluted share for 2006 to $2.63 – $2.70 per share, based upon a weighted average diluted share estimate of 72.5 – 73.5 million shares.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. eastern daylight time today, Friday, October 27, 2006.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	800-573-4842
International Dial-in Number:	+617-224-4327
Participant Code:	16789658

This call is being webcast by CCBN and can be accessed at the Kinetic Concepts, Inc. web site at http://www.kci1.com/investor/index.asp, and clicking on Web cast – Q3 2006 Kinetic Concepts Earnings Call.  The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com and institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).  An archive of the webcast will be available at http://www.kci1.com/investor/index.asp until October 26, 2007.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  It is currently expected that a business outlook update will not be announced until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.  Although KCI undertakes no duty to update its business outlook, KCI may update the full business outlook or any portion thereof at any time.

Non-GAAP Financial Information

We have presented net earnings and net earnings per share for periods in 2005 on a non-GAAP basis to exclude the litigation settlement charge described above of $72.0 million, or $47.4 million and $0.65, net of taxes.  The non-GAAP information does not exclude compensation charges incurred under FAS 123R or otherwise.  These non-GAAP financial measures do not replace the presentation of our GAAP financial results.  This supplemental, non-GAAP information may facilitate comparisons between the periods presented because of the extraordinary nature of the litigation and the size of the charge.  For this reason management considers this non-GAAP financial information, along with GAAP information, when evaluating historical results and believes some investors may do so as well.

The non-GAAP information is not prepared in accordance with U.S. generally accepted accounting principles and may differ from the non-GAAP information used by other companies.  Non-GAAP information should not be considered in isolation from, or as a substitute for, information prepared in accordance with GAAP.  Moreover, there are material limitations associated with the use of non-GAAP information.  In this regard, while the specific transaction causing the non-GAAP expense is historical, the Company in the future may effect other transactions, such as litigation settlements or judgments, public offerings, acquisitions or restructurings that may trigger similar expenses.  For these reasons, our non-GAAP information may be less useful to investors than the GAAP information also provided.

About KCI

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces.  We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes and can help reduce the overall cost of patient care.  Our advanced wound care systems incorporate our proprietary Vacuum Assisted Closure®, or V.A.C.®, technology, which has been demonstrated clinically to help promote wound healing and can help reduce the cost of treating patients with serious wounds.  Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility, to prevent skin breakdown and assist caregivers in the safe and dignified handling of obese patients.  We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings, including acute care hospitals, extended care facilities and patients' homes both in the United States and abroad.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue and earnings growth objectives, weighted shares outstanding and expected income tax rates.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties which could cause us to fail to achieve our current financial projections and other expectations, such as our share repurchase program, general economic conditions or changes in the demand for the V.A.C. resulting from increased competition, payer reimbursement policies or our ability to protect our intellectual property rights. All information set forth in this release and its attachments is as of October 27, 2006.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information will also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, which will be filed with the SEC in early November 2006.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,			Nine months ended September 30,
			%			%
	2006	2005	Change	2006	2005	Change
Revenue:
Rental	$ 252,974	$ 221,747	14.1%	$ 716,740	$ 628,732	14.0%
Sales	97,883	90,601	8.0	283,405	257,799	9.9
	_______	_______		________	_______
Total revenue	350,857	312,348	12.3	1,000,145	886,531	12.8

Rental expenses	156,466	136,160	14.9	445,984	394,412	13.1
Cost of sales	30,254	29,673	2.0	87,222	83,396	4.6
	_______	_______		________	_______
Gross profit	164,137	146,515	12.0	466,939	408,723	14.2

Selling, general and administrative expenses	75,182	66,160	13.6	215,807	182,780	18.1
Research and development expenses	9,174	7,724	18.8	25,056	20,697	21.1
Litigation settlement expense	-	72,000	-	-	72,000	-
	_______	_______		________	_______
Operating earnings	79,781	631	-	226,076	133,246	69.7

Interest income and other	1,660	2,504	(33.7)	3,787	3,522	7.5
Interest expense	(5,337)	(5,989)	(10.9)	(15,311)	(18,898)	(19.0)
Foreign currency gain (loss)	(747)	218	-	(1,125)	(3,040)	(63.0)
	_______	_______		________	_______

Earnings (loss) before income taxes (benefit)	75,357	(2,636)	-	213,427	114,830	85.9

Income taxes (benefit)	26,375	(1,484)	-	69,297	39,042	77.5
	_______	_______		________	_______

Net earnings (loss)	$ 48,982	$ (1,152)	- %	$ 144,130	$ 75,788	90.2%
	_______	_______		________	_______
Net earnings (loss) per share:
Basic	$ 0.69	$ (0.02)	- %	$ 2.03	$ 1.09	86.2%
	_______	_______		________	_______
Diluted (1)	$ 0.67	$ (0.02)	- %	$ 1.97	$ 1.04	89.4%
	_______	_______		________	_______
Weighted average shares outstanding:
Basic	71,235	69,587	2.4%	71,098	69,229	2.7%
	_______	_______		________	_______
Diluted (1)	73,105	69,587	5.1%	73,321	73,019	0.4%
	_______	_______		________	_______

(1) Due to their antidilutive effect, 3,545 dilutive potential common shares from stock options have been excluded from the diluted weighted average shares calculation for the three months ended September 30, 2005.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$ 80,729	$ 123,383
Accounts receivable, net	312,377	281,890
Inventories, net	41,748	28,429
Deferred income taxes	33,307	26,447
Prepaid expenses and other current assets	22,370	16,908
	_______	_______
Total current assets	490,531	477,057

Net property, plant and equipment	199,067	192,243
Debt issuance costs, less accumulated amortization
of $14,872in 2006 and $12,709 in 2005	5,382	7,545
Deferred income taxes	9,184	6,895
Goodwill	49,369	49,369
Other non-current assets, less accumulated amortization
of $9,632in 2006 and $9,310 in 2005	32,638	29,002
	_______	_______
	$ 786,171	$ 762,111
	_______	_______
Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$ 34,768	$ 43,853
Accrued expenses and other	162,015	170,695
Current installments of long-term debt	1,649	1,769
Income taxes payable	30,052	18,619
	_______	_______
Total current liabilities	228,484	234,936

Long-term debt, net of current installments	225,972	292,726
Deferred income taxes	25,497	30,622
Other non-current liabilities	10,093	12,361
	_______	_______
	490,046	570,645

Shareholders' equity:
Common stock; authorized 225,000 at 2006 and 2005;
issued and outstanding 69,791 at 2006 and 70,307 at 2005	70	70
Preferred stock; authorized 50,000 at 2006 and 2005;
issued and outstanding 0 at 2006 and 2005	-	-
Additional paid-in capital	560,962	557,468
Deferred compensation	-	(6,880)
Retained deficit	(283,663)	(365,916)
Accumulated other comprehensive income	18,756	6,724
	_______	_______
Shareholders' equity	296,125	191,466
	_______	_______
	$ 786,171	$ 762,111
	_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine months ended September 30,
	2006	2005
Cash flows from operating activities:
Net earnings	$ 144,130	$ 75,788
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	58,327	51,213
Provision for bad debt	10,490	12,979
Amortization of deferred gain on sale of headquarters facility	(803)	(803)
Write-off of deferred debt issuance costs	1,262	2,308
Share-based compensation expense	11,397	1,196
Tax benefit related to exercise of stock options	-	19,978
Excess tax benefit from share-based payment arrangements	(29,286)	(19,978)
Change in assets and liabilities:
Increase in accounts receivable, net	(38,287)	(27,920)
Decrease (increase) in inventories, net	(12,861)	3,066
Decrease (increase) in current deferred income taxes	(6,860)	1,268
Increase in prepaid expenses and other current assets	(7,295)	(5,932)
Decrease in accounts payable	(8,757)	(293)
Decrease in accrued expenses and other	(8,133)	(1,306)
Increase in income taxes payable	42,514	25,613
Decrease in non-current deferred income taxes, net	(6,734)	(6,556)
	_______	_______
Net cash provided by operating activities	149,104	130,621
	_______	_______
Cash flows from investing activities:
Additions to property, plant and equipment	(54,195)	(54,716)
Decrease (increase) in inventory to be converted into equipment
for short-term rental	(6,000)	1,300
Dispositions of property, plant and equipment	1,136	803
Increase in other non-current assets	(3,967)	(405)
	_______	_______
Net cash used by investing activities	(63,026)	(53,018)
	_______	_______
Cash flows from financing activities:
Repayments of long-term debt, capital lease and other obligations	(67,638)	(125,710)
Repurchase of common stock	(83,943)	-
Excess tax benefit from share-based payment arrangements	29,286	-
Proceeds from exercise of stock options	8,521	6,264
Purchase of immature shares for minimum tax withholdings	(20,910)	-
Proceeds from purchase of stock in ESPP and other	2,270	2,213
	_______	_______
Net cash used by financing activities	(132,414)	(117,233)
	_______	_______
Effect of exchange rate changes on cash and cash equivalents	3,682	(5,245)
	_______	_______
Net decrease in cash and cash equivalents	(42,654)	(44,875)
Cash and cash equivalents, beginning of period	123,383	124,366
	_______	_______
Cash and cash equivalents, end of period	$ 80,729	$ 79,491
	_______	_______
Cash paid during the nine months for:
Interest, net of cash received from interest rate swap agreements	$ 11,868	$ 13,548
Income taxes, net of refunds	$ 40,550	$ 15,413

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended September 30,
			Variance
	2006	2005	$	%
Total Revenue:
V.A.C.
Rental	$ 191,411	$ 162,814	$ 28,597	17.6%
Sales	85,400	77,715	7,685	9.9
	_______	_______	______
Total V.A.C.	276,811	240,529	36,282	15.1

Therapeutic surfaces/other
Rental	61,563	58,933	2,630	4.5
Sales	12,483	12,886	(403)	(3.1)
	_______	_______	______
Total therapeutic surfaces/other	74,046	71,819	2,227	3.1

Total rental revenue	252,974	221,747	31,227	14.1
Total sales revenue	97,883	90,601	7,282	8.0
	_______	_______	______
Total Revenue	$ 350,857	$ 312,348	$ 38,509	12.3%
	_______	_______	_______

USA Revenue:
V.A.C.
Rental	$ 156,981	$ 137,252	$ 19,729	14.4%
Sales	52,290	50,791	1,499	3.0
	_______	_______	______
Total V.A.C.	209,271	188,043	21,228	11.3

Therapeutic surfaces/other
Rental	38,010	37,438	572	1.5
Sales	6,945	6,859	86	1.3
	_______	_______	______
Total therapeutic surfaces/other	44,955	44,297	658	1.5

Total USA rental	194,991	174,690	20,301	11.6
Total USA sales	59,235	57,650	1,585	2.7
	_______	_______	______
Total – USA Revenue	$ 254,226	$ 232,340	$ 21,886	9.4%
	_______	_______	_______

International Revenue:
V.A.C.
Rental	$ 34,430	$ 25,562	$ 8,868	34.7%
Sales	33,110	26,924	6,186	23.0
	_______	_______	______
Total V.A.C.	67,540	52,486	15,054	28.7

Therapeutic surfaces/other
Rental	23,553	21,495	2,058	9.6
Sales	5,538	6,027	(489)	(8.1)
	_______	_______	______
Total therapeutic surfaces/other	29,091	27,522	1,569	5.7

Total International rental	57,983	47,057	10,926	23.2
Total International sales	38,648	32,951	5,697	17.3
	_______	_______	______
Total – International Revenue	$ 96,631	$ 80,008	$ 16,623	20.8%
	_______	_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Supplemental Revenue Data
(in thousands)
(unaudited)

	Nine months ended September 30,
			Variance
	2006	2005	$	%
Total Revenue:
V.A.C.
Rental	$ 531,590	$ 445,837	$ 85,753	19.2%
Sales	244,310	213,104	31,206	14.6
	________	_______	______
Total V.A.C.	775,900	658,941	116,959	17.7

Therapeutic surfaces/other
Rental	185,150	182,895	2,255	1.2
Sales	39,095	44,695	(5,600)	(12.5)
	________	_______	______
Total therapeutic surfaces/other	224,245	227,590	(3,345)	(1.5)

Total rental revenue	716,740	628,732	88,008	14.0
Total sales revenue	283,405	257,799	25,606	9.9
	________	_______	______
Total Revenue	$ 1,000,145	$ 886,531	$ 113,614	12.8%
	________	_______	_______

USA Revenue:
V.A.C.
Rental	$ 439,526	$ 376,162	$ 63,364	16.8%
Sales	149,243	135,458	13,785	10.2
	________	_______	______
Total V.A.C.	588,769	511,620	77,149	15.1

Therapeutic surfaces/other
Rental	116,205	114,511	1,694	1.5
Sales	20,545	20,314	231	1.1
	________	_______	______
Total therapeutic surfaces/other	136,750	134,825	1,925	1.4

Total USA rental	555,731	490,673	65,058	13.3
Total USA sales	169,788	155,772	14,016	9.0
	________	_______	______
Total – USA Revenue	$ 725,519	$ 646,445	$ 79,074	12.2%
	________	_______	_______

International Revenue:
V.A.C.
Rental	$ 92,064	$ 69,675	$ 22,389	32.1%
Sales	95,067	77,646	17,421	22.4
	________	_______	______
Total V.A.C.	187,131	147,321	39,810	27.0

Therapeutic surfaces/other
Rental	68,945	68,384	561	0.8
Sales	18,550	24,381	(5,831)	(23.9)
	________	_______	______
Total therapeutic surfaces/other	87,495	92,765	(5,270)	(5.7)

Total International rental	161,009	138,059	22,950	16.6
Total International sales	113,617	102,027	11,590	11.4
	________	_______	______
Total – International Revenue	$ 274,626	$ 240,086	$ 34,540	14.4%
	________	_______	_______

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation of Condensed Consolidated Statements of Operations (1)
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2006	2005	%	2006	2005	%
	GAAP	Non-GAAP	Change (2)	GAAP	Non-GAAP	Change (2)
Reconciliation to non-GAAP net earnings:
Net earnings (loss) – GAAP	$ 48,982	$ (1,152)	- %	$ 144,130	$ 75,788	90.2%
Litigation settlement expense	-	72,000	-	-	72,000	-
Income tax benefit of litigation settlement expense	-	(24,559)	-	-	(24,559)	-
	______	______		_______	_______
Net earnings – as adjusted	48,982	46,289	5.8%	144,130	123,229	17.0%
	______	_______		_______	_______
Net earnings per share – as adjusted:
Basic	$ 0.69	$ 0.67	3.0%	$ 2.03	$ 1.78	14.0%
	______	_______		_______	_______
Diluted (3)	$ 0.67	$ 0.63	6.3%	$ 1.97	$ 1.69	16.6%
	______	_______		_______	_______
Weighted average shares
outstanding – as adjusted:
Basic	71,235	69,587	2.4%	71,098	69,229	2.7%
	______	_______		_______	_______
Diluted (3)	73,105	73,132	- %	73,321	73,019	0.4%
	______	_______		_______	_______

(1) These non-GAAP financial measures do not replace the presentation of our GAAP financial results. See “Non-GAAP Financial
Information” on page 4 of this press release for further discussion of our non-GAAP financial information.
(2) The percentage change reflects the percentage variance between the 2006 GAAP results and the 2005 non-GAAP results, excluding the litigation settlement.
(3) The non-GAAP diluted weighted average shares calculation for the three months ended September 30, 2005 includes 3,545 dilutive potential common shares from stock options, which were originally excluded from the GAAP calculation due to their antidilutive effect.